News Release
Cimarex Energy Co. Reports First-Quarter 2021 Results
Cimarex Energy Co. (NYSE: XEC) today reported first-quarter 2021 financial and operating results. Net income for first-quarter 2021 totaled $128.1 million, or $1.25 per share. Net income for the quarter was impacted by a mark-to-market loss on the Company's commodity derivative positions of $99.4 million. Excluding the impact of the mark-to-market loss on commodity derivatives, adjusted net income (non-GAAP) for first-quarter 2021 was $203.7 million, or $1.98 per share.
Highlights
•Generated cash flow from operating activities of $403 million.
•Adjusted cash flow from operating activities (non-GAAP) totaled $395 million, exceeding capital expenditures and generating $231 million of free cash flow (non-GAAP).
•Long-term debt at quarter end was $2 billion, while net debt (non-GAAP) decreased by approximately $250 million to $1.5 billion at the end of the quarter.
•Delivered oil volumes of 68.6 MBopd.
Outlook & Guidance
•Announces strategic non-core asset sales for total cash consideration of approximately $115 million, subject to customary closing and post-closing adjustments.
•Continue to expect total capital expenditures for full-year 2021 to range between $650 million and $750 million, which is expected to drive fourth-quarter 2021 oil volume growth of approximately 30% year-over-year.
•Expect second-quarter 2021 oil production to range between 69 MBopd to 73 MBopd.
•Advancing emissions reductions efforts, with a 2021 goal of reducing the Company's GHG emissions intensity by 8% to 12%, which follows a 22% reduction in 2020.
See "Supplemental Non-GAAP Financial Measures" below for descriptions of the above non-GAAP measures as well as reconciliations of these measures to the associated GAAP measures.
Tom Jorden, Chairman and Chief Executive Officer, commented, "Following a turbulent 2020, the first quarter of 2021 presented new challenges as severe winter weather impacted operations for many producers, including Cimarex. I'm proud of our remarkable team for putting safety first and delivering a strong quarter despite the conditions. Our priority in 2021 is efficiently investing in our assets to deliver strong returns and free cash flow, while also re-setting oil volumes higher following their decline in 2020. We remain on track with our capital budget and exit rate outlook, which positions Cimarex to continue generating substantial free cash flow and increasing returns to shareholders."
First-Quarter 2021 Summary
First-quarter 2021 oil production totaled 68.6 thousand barrels per day (MBopd). Total production for the quarter averaged 219.7 thousand barrels of oil equivalent per day (MBoepd).
Cimarex's average realized price for oil, natural gas and NGLs for first-quarter 2021, excluding the effect of commodity derivatives, was $33.89 per Boe, compared with $18.25 per Boe for the same period a year ago.
During first-quarter 2021, Cimarex's production and transportation costs were impacted by the severe winter storm. The incremental expenses were primarily due to higher fuel and electricity costs. The Company's full-year 2021 production cost guidance remains unchanged; however, the Company increased its outlook for full-year 2021 transportation costs to account for higher costs in first-quarter 2021 (as detailed in the Outlook section below).
Generated Strong Cash Flow
For first-quarter 2021, cash flow from operating activities was $402.9 million, including $7.7 million in working capital changes. Adjusted cash flow from operating activities (non-GAAP) was $395.2 million, exceeding first-

quarter 2021 capital expenditures of $164.6 million, which included $130.9 million for drilling and completion activity. Free cash flow (non-GAAP) for first-quarter 2021 totaled $230.6 million.
Strong Financial Position
Cimarex maintains a strong financial position with investment-grade credit ratings and substantial liquidity. At the end of the reporting period, Cimarex had long-term debt of $2 billion, with no outstanding debt maturities until June 2024 and no debt outstanding under its credit facility. Driven by strong cash flow generation in first-quarter 2021, Cimarex's cash balance increased to $524 million at quarter end, compared to $273 million at December 31, 2020. The Company continues to prioritize debt reduction and anticipates allocating excess cash towards paying off the Company's $750 million Senior Unsecured Notes due June 2024.

Active Portfolio Management Reinforces the Balance Sheet and High-Grades Portfolio

Cimarex has entered into definitive agreements to sell non-core assets in the Permian Basin and Mid-Continent for a combined total of approximately $115 million. Cimarex's portfolio management efforts enable the Company to monetize legacy assets and reinforce the Company's balance sheet.

The divestitures include more than 3,000 gross wells in aggregate and are currently producing approximately 0.9 MBopd. Cimarex expects the asset sales will decrease the Company's production expense, with minimal impact to production volumes for full-year 2021. The transactions are expected to close in second-quarter 2021. The Company will look to update its guidance, if necessary, in its second-quarter 2021 earnings materials.

Hedge Position

Cimarex's commodity derivatives strategy mitigates the Company's exposure to commodity price fluctuations. Please see the table under "Derivatives Information" below for detailed information about Cimarex's current derivatives positions.

Outlook

Disciplined Capital Allocation Driving Strong Outlook

Cimarex is currently running five rigs in the Permian Basin, and plans to average two completions crews during second-quarter 2021. The Company is currently running one rig in the Mid-Continent region, which it plans to release by the end of May 2021. Cimarex maintains its previously-announced guidance range for 2021 capital expenditures of $650 million to $750 million. The Company's development program is expected to drive approximately 30% oil production growth in fourth-quarter 2021, as compared to fourth-quarter 2020, as well as strong cash flow generation for the year.

Second-quarter 2021 production volumes are expected to average between 220 MBoepd and 240 MBoepd, with oil volumes estimated to average between 69 MBopd and 73 MBopd.

As referenced above, first-quarter 2021 transportation costs were higher than anticipated due to the severe winter weather experienced in first-quarter 2021. As a result of elevated first-quarter transportation costs, the Company increased its full-year 2021 guidance for transportation and processing expenses to $2.45 per Boe to $2.75 per Boe, as compared to the prior range of $2.20 per Boe to $2.50 per Boe. Cimarex decreased its outlook for full-year 2021 DD&A expense to $5.50 per Boe to $6.50 per Boe; the prior range was $6.00 per Boe to $7.00 per Boe.

ESG Performance Foundational to Cimarex's Success

Cimarex believes the foundation for its success is the Company's ESG performance, and the Company continues to drive towards consistently improving its environmental performance. In 2020, Cimarex reduced its greenhouse gas (GHG) emissions intensity by 22%, and is targeting an incremental reduction between 8% and

12% in 2021. Cimarex's Board of Directors recently established a new Environmental, Health & Safety (EHS) Committee to oversee the Company's EHS risk management, initiatives and disclosure practices.

Enhancing Corporate Governance

Cimarex submitted an important management proposal to the Company's shareholders for a vote at its Annual Shareholders Meeting on May 12, 2021. The proposal seeks shareholder approval to amend the Company's Certificate of Incorporation (Charter) in order to declassify the Company's Board of Directors and allow for the annual election of directors.
First-Quarter 2021 Conference Call

Cimarex will host a conference call tomorrow, May 6, 2021 at 9:00 AM MT (11:00 AM ET) to discuss first-quarter 2021 financial and operational results.
Conference Call Information
Dial-in (for callers in the U.S.): (866) 367-3053
Dial-in (for callers in Canada): (855) 669-9657
Intl. dial-in: (412) 902-4216
The live audio webcast and related earnings presentation can be accessed on the "Events & Presentations" page under the "Investor Relations" section of the Company's website at www.cimarex.com. The webcast will be archived and available at the same location after the conclusion of the live event.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production Company with principal operations in the Permian Basin and Mid-Continent areas of the U.S. For more information about Cimarex, visit www.cimarex.com.

Forward-Looking Statements & Cautionary Statements

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the disclosures under the heading “Outlook” contain projections for certain 2021 operational and financial metrics. These forward-looking statements are based on management’s judgment as of the date of this press release and include certain risks and uncertainties. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect these forward-looking statements.

Actual results may differ materially from Company estimates and projections and other forward-looking statements and can be affected by a variety of factors outside the control of the Company, all of which may be amplified by the COVID-19 pandemic and its unpredictable nature, including among other things: fluctuations in the price we receive for our oil, gas, and NGL production, including local market price differentials, which may be exacerbated by the demand destruction resulting from COVID-19; disruptions to the availability of workers and contractors due to illness and stay at home orders related to the COVID-19 pandemic; cost and availability of gathering, pipeline, refining, transportation and other midstream and downstream activities and our ability to sell oil, gas, and NGLs, which may be negatively impacted by the COVID-19 pandemic, severe weather and other risks, and may lead to a lack of any available markets; availability of supply chains and critical equipment and supplies; higher than expected costs and expenses, including the availability and cost of services and materials; compliance with environmental and other regulations, including new regulations that may result from the recent change in federal and state administrations and legislatures; legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions, and disposal of produced water, which may be negatively impacted by the recent change in Presidential administration or legislatures; the ability to receive drilling and other permits or approvals and rights-of-way in a timely manner (or at all), which may be negatively impacted by the impact of COVID-19 restrictions on regulatory employees who process and approve permits, other approvals and rights-of-way and which may be restricted by new Presidential and Secretarial orders and regulation and legislation; reductions in the quantity of oil, gas, and NGLs sold and prices received because of decreased demand and/or curtailments in production relating to mechanical, transportation, storage, capacity, marketing, weather (such as the severe winter weather impacting our operations in February 2021), the COVID-19 pandemic, or other problems; declines in the SEC PV10 value of our oil and gas properties resulting in full cost ceiling test impairments to the carrying values of our oil and gas properties; the effectiveness of our internal control over financial reporting; success of the Company's risk management activities; availability of financing and access to capital markets; estimates of proved reserves, exploitation potential, or exploration prospect size; greater than expected production decline rates; timing and amount of future production of oil, gas, and NGLs; cybersecurity threats, technology system failures and data security issues; the inability to transport, process and store oil and gas; hedging activities and the viability of our hedging counterparties, many of whom have been negatively impacted by the COVID-19 pandemic; economic and competitive conditions; lack of available insurance; cash flow and anticipated liquidity; continuing compliance with the financial covenant contained in our amended and restated credit agreement; the loss of certain federal income tax deductions; litigation; environmental liabilities; new federal regulations regarding species or habitats; exploration and development opportunities that we pursue may not result in economic, productive oil and gas properties; drilling of wells; development drilling and testing results; performance of acquired properties and newly drilled wells; ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; unexpected future capital expenditures; amount, nature, and timing of capital expenditures; proving up undeveloped acreage and maintaining production on leases; unforeseen liabilities associated with acquisitions and dispositions; establishing valuation allowances against our net deferred tax assets; potential payments for failing to meet minimum oil, gas, NGL, or water delivery or sales commitments; increased financing costs due to a significant increase in interest rates; risks associated with concentration of operations in one major geographic area; availability and cost of capital; title to properties; ability to complete property sales or other transactions; and other factors discussed in the Company's reports filed with the SEC. Cimarex Energy Co. encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

Investor Contact
Megan P. Hays
Vice President, Investor Relations
303.285.4957

Operational Activity

The tables below provide a summary of operational activity, production volumes and price realizations by region for first-quarter 2021:

Wells Brought on Production by Region	Three Months Ended March 31,
	2021	2020
Gross wells
Permian Basin	8	35
Mid-Continent	5	19
	13	54
Net wells
Permian Basin	7.0	19.8
Mid-Continent	—	0.3
	7.0	20.1

Daily Production Volumes by Region	Three Months Ended March 31,
	2021	2020
Permian Basin
Gas (MMcf)	359.3	449.0
Oil (Bbls)	61,982	79,606
NGL (Bbls)	39,129	48,932
Total Equivalent (MBOE)	161.0	203.4

Mid-Continent
Gas (MMcf)	199.8	244.1
Oil (Bbls)	6,503	9,941
NGL (Bbls)	18,570	22,110
Total Equivalent (MBOE)	58.4	72.7

Total Company
Gas (MMcf)	560.1	694.3
Oil (Bbls)	68,581	89,791
NGL (Bbls)	57,752	71,099
Total Equivalent (MBOE)	219.7	276.6

Average Realized Commodity Prices by Region	Three Months Ended March 31,
	2021	2020
Permian Basin
Gas ($ per Mcf)	4.00	0.10
Oil ($ per Bbl)	55.84	44.17
NGL ($ per Bbl)	21.52	8.84

Mid-Continent
Gas ($ per Mcf)	4.40	1.38
Oil ($ per Bbl)	55.88	44.15
NGL ($ per Bbl)	24.35	12.03

Total Company
Gas ($ per Mcf)	4.14	0.55
Oil ($ per Bbl)	55.85	44.18
NGL ($ per Bbl)	22.43	9.84

Derivatives Information

The table below summarizes the Company’s outstanding derivative contracts as of May 5, 2021, for the periods indicated:

	2021				2022
	2Q	3Q	4Q	Total	1Q	2Q	3Q	Total
Gas Collars:
PEPL (1)
Volume (MMBtu/d)	100,000	90,000	90,000	93,309	60,000	20,000	—	19,781
Wtd Avg Floor	$1.89	$2.00	$2.00	$1.96	$2.13	$2.40	$—	$2.20
Wtd Avg Ceiling	$2.28	$2.42	$2.42	$2.37	$2.55	$2.86	$—	$2.63

El Paso Permian (1)
Volume (MMBtu/d)	80,000	70,000	70,000	73,309	40,000	20,000	—	14,849
Wtd Avg Floor	$1.62	$1.86	$1.86	$1.77	$2.13	$2.40	$—	$2.22
Wtd Avg Ceiling	$1.92	$2.22	$2.22	$2.11	$2.53	$2.88	$—	$2.64

Waha (1)
Volume (MMBtu/d)	100,000	100,000	100,000	100,000	70,000	30,000	10,000	27,260
Wtd Avg Floor	$1.61	$1.88	$1.88	$1.79	$2.04	$2.40	$2.40	$2.17
Wtd Avg Ceiling	$1.93	$2.23	$2.23	$2.13	$2.44	$2.83	$2.77	$2.58

Oil Collars:
WTI (2)
Volume (Bbl/d)	34,000	40,000	40,000	38,015	26,000	19,000	10,000	13,668
Wtd Avg Floor	$34.62	$34.65	$34.65	$34.64	$37.31	$38.16	$40.00	$38.09
Wtd Avg Ceiling	$43.28	$44.37	$44.37	$44.04	$48.41	$49.56	$49.19	$48.95

Oil Basis Swaps:
WTI Midland (3)
Volume (Bbl/d)	33,000	35,000	35,000	34,338	22,000	15,000	7,000	10,929
Wtd Avg Differential	$(0.02)	$(0.08)	$(0.08)	$(0.06)	$0.25	$0.31	$0.38	$0.29

Oil Roll Differential Swaps:
WTI (2)
Volume (Bbl/d)	11,000	18,000	18,000	15,684	18,000	11,000	7,000	8,945
Wtd Avg Price	$(0.22)	$(0.10)	$(0.10)	$(0.13)	$(0.10)	$(0.01)	$0.10	$(0.03)
1.PEPL refers to Panhandle Eastern Pipe Line Tex/OK Mid-Continent index, El Paso Permian refers to El Paso Permian Basin index, and Waha refers to West Texas (Waha) Index, all as quoted in Platt’s Inside FERC.
2.WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange.
3.Index price on basis swaps and oil roll differential swaps are WTI NYMEX less the weighted average WTI Midland differential, as quoted by Argus Americas Crude.

Condensed Consolidated Balance Sheets (unaudited)

	March 31, 2021	December 31, 2020
Assets	(in thousands, except share and per share information)
Current assets:
Cash and cash equivalents	$523,798	$273,145
Accounts receivable, net of allowance	426,964	332,485
Oil and gas well equipment and supplies	30,846	37,150
Derivative instruments	173	6,848
Other current assets	6,304	7,710
Total current assets	988,085	657,338
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	21,374,434	21,281,840
Unproved properties and properties under development, not being amortized	1,203,910	1,142,183
	22,578,344	22,424,023
Less – accumulated depreciation, depletion, amortization, and impairment	(19,083,054)	(18,987,354)
Net oil and gas properties	3,495,290	3,436,669
Fixed assets, net of accumulated depreciation of $472,961 and $455,815, respectively	410,347	436,101
Derivative instruments	2,376	2,342
Deferred income taxes	—	20,472
Other assets	69,023	69,067
	$4,965,121	$4,621,989
Liabilities, Redeemable Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable	$78,092	$44,290
Accrued liabilities	315,570	280,849
Derivative instruments	233,296	145,398
Revenue payable	201,935	130,637
Operating leases	57,120	59,051
Total current liabilities	886,013	660,225
Long-term debt principal	2,000,000	2,000,000
Less—unamortized debt issuance costs and discounts	(12,186)	(12,701)
Long-term debt, net	1,987,814	1,987,299
Deferred income taxes	19,698	—
Derivative instruments	22,611	17,749
Operating leases	122,720	134,705
Other liabilities	225,719	231,776
Total liabilities	3,264,575	3,031,754
Redeemable preferred stock - 8.125% Series A Cumulative Perpetual Convertible Preferred Stock, $0.01 par value, 28,165 shares authorized and issued	36,781	36,781

Stockholders' equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 102,827,556 and 102,866,806 shares issued, respectively	1,028	1,029
Additional paid-in capital	3,193,760	3,211,562
Accumulated deficit	(1,531,023)	(1,659,137)
Total stockholders' equity	1,663,765	1,553,454
	$4,965,121	$4,621,989

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
	2021	2020
	(in thousands, except per share information)
Revenues:
Oil sales	$344,704	$360,980
Gas and NGL sales	325,398	98,481
Gas gathering and other	9,364	13,369
	679,466	472,830
Costs and expenses:
Impairment of oil and gas properties	—	333,651
Depreciation, depletion, amortization, and accretion	115,152	219,810
Impairment of goodwill	—	714,447
Production	74,806	87,236
Transportation, processing, and other operating	63,607	54,922
Gas gathering and other	10,478	8,298
Taxes other than income	40,986	30,961
General and administrative	25,260	25,509
Stock compensation	8,549	6,394
Loss (gain) on derivative instruments, net	161,935	(226,940)
Other operating expense, net	(933)	251
	499,840	1,254,539

Operating income (loss)	179,626	(781,709)

Other (income) and expense:
Interest expense	23,078	23,181
Capitalized interest	(11,565)	(13,182)
Other, net	(139)	(871)

Income (loss) before income tax	168,252	(790,837)
Income tax expense (benefit)	40,170	(16,555)
Net income (loss)	$128,082	$(774,282)

Earnings (loss) per share to common stockholders:
Basic	$1.25	$(7.77)
Diluted	$1.25	$(7.77)

Dividends declared per common share	$0.27	$0.22

Weighted-average number of shares outstanding:
Basic	100,126	99,842
Diluted	100,163	99,842

Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$128,082	$(774,282)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Impairment of oil and gas properties	—	333,651
Depreciation, depletion, amortization, and accretion	115,152	219,810
Impairment of goodwill	—	714,447
Deferred income taxes	40,170	(16,357)
Stock compensation	8,549	6,394
Loss (gain) on derivative instruments, net	161,935	(226,940)
Settlements on derivative instruments	(62,534)	43,114
Amortization of debt issuance costs and discounts	887	784
Changes in non-current assets and liabilities	(744)	2,410
Other, net	3,675	3,390
Changes in operating assets and liabilities:
Accounts receivable	(94,500)	119,605
Other current assets	774	(24)
Accounts payable and other current liabilities	101,466	(117,211)
Net cash provided by operating activities	402,912	308,791
Cash flows from investing activities:
Acquisition of oil and gas properties	(310)	(7,250)
Oil and gas capital expenditures	(130,007)	(258,820)
Other capital expenditures	(3,531)	(26,425)
Sales of oil and gas assets	5,035	830
Sales of other assets	385	181
Net cash used by investing activities	(128,428)	(291,484)
Cash flows from financing activities:
Borrowings of long-term debt	—	101,000
Repayments of long-term debt	—	(101,000)
Financing fees	(100)	(100)
Finance lease payments	(1,067)	(1,465)
Dividends paid	(23,049)	(21,593)
Employee withholding taxes paid upon the net settlement of equity-classified stock awards	—	(165)
Proceeds from exercise of stock options	385	—
Net cash used by financing activities	(23,831)	(23,323)
Net change in cash and cash equivalents	250,653	(6,016)
Cash and cash equivalents at beginning of period	273,145	94,722
Cash and cash equivalents at end of period	$523,798	$88,706

Supplemental Non-GAAP Financial Measures
(unaudited)

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Earnings per Share

The Company's presentation of adjusted net income and adjusted earnings per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income and adjusted earnings per share represent earnings (loss) and diluted earnings (loss) per share determined under GAAP without regard to certain non-cash and special items. The Company believes these measures provide useful information to analysts and investors for analysis of its operating results on a recurring, comparable basis from period to period. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for earnings (loss) or diluted earnings (loss) per share as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation from the GAAP measure of net income (loss) to adjusted net income, both in total and on a per diluted share basis, for the periods indicated:

	Three Months Ended March 31,
	2021	2020
	(in thousands, except per share data)

Net income (loss)	$128,082	$(774,282)
Impairment of oil and gas properties	—	333,651
Impairment of goodwill	—	714,447
Mark-to-market loss (gain) on open derivative positions	99,401	(183,826)
Asset retirement obligation	—	2,800
Tax impact (1)	(23,757)	(33,120)
Adjusted net income	$203,726	$59,670
Diluted earnings (loss) per share	$1.25	$(7.77)
Adjusted diluted earnings per share*	$1.98	$0.58

Weighted-average number of shares outstanding:
Adjusted diluted**	102,870	102,131
______________________________________
(1)Because the goodwill impairment is not deductible for tax purposes, the tax impact in the 2020 period is calculated using an effective tax rate determined by excluding goodwill from the effective tax rate calculation.

Adjusted net income and adjusted diluted earnings per share exclude the noted items because management believes these items affect the comparability of operating results. The Company discloses these non-GAAP financial measures as a useful adjunct to GAAP measures because:

a)Management uses adjusted net income to evaluate the Company's operating performance between periods and to compare the Company's performance to other oil and gas exploration and production companies.
b)Adjusted net income is more comparable to earnings estimates provided by research analysts.

* Does not include adjustments resulting from application of the "two-class method" used to determine earnings per share under GAAP.

** Reflects the weighted-average number of common shares outstanding during the period as adjusted for the dilutive effects of outstanding stock options.

Reconciliation of Cash Flow from Operating Activities (CFO) to Adjusted CFO and to Free Cash Flow

The Company provides adjusted CFO, which is a non-GAAP financial measure. Adjusted CFO represents net cash provided by operating activities as determined under GAAP without regard to changes in operating assets and liabilities. The Company believes adjusted CFO is an accepted measure of an oil and natural gas company’s ability to generate cash to fund development and acquisition activities and service debt or pay dividends. Additionally, the Company provides free cash flow, which is a non-GAAP financial measure. Free cash flow is adjusted CFO in excess of oil and gas capital expenditures and other capital expenditures. The Company believes that free cash flow is useful to investors as it provides a measure to compare both cash flow from operating activities and oil and gas capital expenditures across periods on a consistent basis.

These non-GAAP measures should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as an indicator of operating performance.

The following table provides a reconciliation from the GAAP measure of net cash provided by operating activities to adjusted CFO and to free cash flow as well as free cash flow after dividend, for the periods indicated:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Net cash provided by operating activities	$402,912	$308,791
Total changes in cash due to changes in operating assets and liabilities (working capital):	(7,740)	(2,370)
Adjusted cash flow from operating activities	395,172	306,421

Oil and gas capital expenditures	(130,007)	(258,820)
Other capital expenditures	(3,531)	(26,425)
Change in capital accruals	(21,704)	16,216
Capitalized stock compensation, inventory, and other	(9,380)	(5,202)
Capital expenditures	(164,622)	(274,231)

Free cash flow	230,550	32,190
Dividends paid	(23,049)	(21,593)
Free cash flow after dividend	$207,501	$10,597

Reconciliation of Long-Term Debt to Net Debt

The Company defines net debt as debt less cash and cash equivalents. Net debt should not be considered as an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	March 31, 2021	December 31, 2020
	(in thousands)
Long-term debt	$2,000,000	$2,000,000
Cash and cash equivalents	(523,798)	(273,145)
Net debt	$1,476,202	$1,726,855